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                                                                    Exhibit 10.6

              RENTAL LEASE FOR COMMERCIAL BUILDINGS

OWNER            CHARMAGNY SA                      TENANT

Represented by   Olivier EZEGHELIAN                Micrus SA


Location of the building :          MONTAGNY-PRES-YVERDON

Lease to the use as:                Offices, living, production site

At the name of:                     MICRUS SA

Floors:                             Ground, 1st + 2nd floors

Including :





Approximate surface :

Payload for m(2) :  *

Previous tenant :  new

Dependences :

         * 500 kg/m(2) at the ground floor
           300 kg/m(2) at the 1st and 2nd floors

The present rental lease is concluded between the owner and the tenant as mentioned above at the following conditions:

   1.  DURATION. The lease starts              15 January 2001
       at 12 p.m. and terminates at            15 January 2006
       12 p.m. the (minimum 5 years)

Except of any cancellation given by one or the other of the parties, by recommended or consigned letter in a Swiss postal office at least a year in advance, this lease agreement will be automatically renewed in the same conditions for five years and so on of five in five years.


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2.    RENT

                                                     Yearly                   Quarterly                   Monthly
                                                     ------                   ---------                   -------
   Minimum net rent                         ........................  ........................   ........................

   Installments for heating and hot water   ........................  ........................   ........................

   Other charges                            ........................  ........................   ........................



                                            ........................  ........................   ........................


   Total................................    ........................  ........................   ........................

      The amount above is due in advance on a quarterly basis ;

      will be specified by endorsements progressively with the occupation of the building without charges expenses in hands of the owner, but to be settled in advance per month punctually.

      On any amount overdue rising from this lease, an interest is due at a rate equivalent to the rate applied by the Cantonal Bank Of Vaud in regards of the commercial loans without guarantee. This lease represents an ackowledgement of debt as per the article 82LP.

3.    RENT DEPOSIT

      As per article 4 of the General Rental Lease agreements the rent deposit is made of:

      One quarter of the rent - to be adapted on the rent evolution

4.    RENT INCREASE DURING LEASE CONTRACT

4A.   CLAUSE OF VARIATION

      Without termination of the present Lease and with a month notice, sent by recommended or consigned letter using the official form, the rent shall be updated accordingly to the Swiss Consumption Index (IPC) variation using as index base 101.01% at end 11/2000, known at the conclusion of the Lease or as agreed by both parts.

      The variation can be notified only once a year based on the previous index.

4B.   RENT INCREASE DUE TO RENOVATION, MODIFICATION OR ADDITIONAL SERVICES

      If the owner undertakes restoration or modification works, or if it provides additional services, the rent will be increased equitably in order to cover the expenses of interests, depreciation and maintenance of carried out work.

5.    PARTICULAR PROVISIONS

      See exhibit


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6.    CONCILIATION

      The Owner and the Tenant can submit, within 30 (thirty) days, any dispute regarding the application or the Lease renewal to the official Conciliation Office, as per the existing agreements between 1) Commercial Union Association of Vaud, 2) Real Estate Chamber of Vaud and 3) Real Estate Companies of Vaud. These agreements were approved by the State of Vaud.

      Both parts are free to engage any legal or administrative procedure as per the current legislation, as long as the peremptory deadlines are respected.

      For any cases as mentioned on the second paragraph of this section, both parts agree to prioritize mutual agreements under the Conciliation Office regulation.

7.    GENERAL

      a) For any case not specified on this Lease Agreement or in the special rules, both parts will refer to the common usage regarding commercial lease.

            If not clearly stated on this Lease Agreement or any of its exhibits, conflicts shall be regulated as per the Swiss Code of Obligations (CO).

      b) The non-respect, by any parts of the present Lease Agreement, of the Laws, the common usage and/or the rules, allows any part to terminate the Lease at any time following any legal or administrative procedure.

      c)    Both parts will use written form of communication.

      d) The present Lease replace and supersedes any previous lease made on the rented building, excluding the official Building Review Form (Etat des lieux).

8. BOTH PARTS ACKNOWLEDGE TO KNOW AND TO ACCEPT THE GENERAL LAWS APPLIED TO COMMERCIAL LEASES AND ITS RULES AND COMMON USAGES APPLIED IN THE STATE OF VAUD WHICH ARE PART OF THIS LEASE. THE LEASE IS CONCLUDED ONLY THE SIGNATURE OF BOTH PARTS.

9. Complementary Laws, as applicable in the State of Vaud, in regard of the use of the building as a hotel, or in case of alcohol sales, are attached to this Lease in case of such utilization.

10.   JURISDICTION

      For any dispute in regard of the present Lease Agreement, both parts acknowledge the place of jurisdiction to be the district on which the building is located, regardless of the occupation of the building.

Signatures





Attachments ;   Exhibit
                General Rental Lease Rules


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Exhibit 1

                            5. PARTICULAR PROVISIONS

(part of the Lease Agreement dated of January 15, 2001 between Gonset Immeubles
                        d'Entreprises SA and Micrus SA)

A.    The cost of the rent is CHF 140.--/m(2)/year and it is inclusive of:

      a)    completion works are as following:

            -     floor covering up to the amount of CHF 60.--/ m(2)

            -     separation panels between the offices

            -     electricity cabling and basic lamps

            -     ceilings panels

            -     central heating, also on ground floor if necessary

      b)    following equipment and furniture

            -     outside parking slots

            -     fuel already in petrol tank (central heating)


B. The rent will be calculated upon termination of completion works paid by the owner and following the remittance of the keys, in order for the Tenant to execute its own installation.

C. The Tenant pays the rent for the space used only. Contract revisions state the space used, the rent deposit and the rent accordingly to the new space used. The Tenant has an option until the 31st December 2001 on the rental of the 1st floor. The Tenant have to inform the Owner his decision whether the rental or not of the 1st floor until that date latest.

D. The Owner is committed to definitely close or to replace all the doors-windows, along the East and South walls, up to an amount of CHF 100'000. -- (including architect fees).

E. The Owner is committed to definitely remove at his own cost all the barriers along the East and South walls.

F. In case of building enlargement, the Owner is committed to prioritize the Tenant in case it is willing to rent the additional space. Rent for the new space will be calculated separately and would depend on construction costs.

G. As unique user of the building, the Tenant takes at his own charge all costs related to building maintenance and all charges related to the exclusive use of the building. The costs are due directly to the parties executing the works/services.

      As an example; maintenance costs for the lifts and the petrol tank (central heating). Or any costs due to inappropriate use of the building and its facilities by the Owner or any of its employees and customers.

      However, grass shearing is at the Owner charge.

I.    All prices mentioned on this exhibit are without taxes (VAT, + 7.6%).


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                          CONTRACT REVISION N(DEGREE)3

(part of the Lease Agreement dated of January 15, 2001 between Gonset Immeubles
                        d'Entreprises SA and Micrus SA)

This contract revision follows :

-     the notification of rent increase dated November 7, 2001,

- the letter dated November 3, 2001 signed by Mr. Mounier, President and CEO, and M. Oswald, Administrator,

- the convention concluded between Charmagny SA and Micrus SA on December 20 and 23, 2002,

-     the contract revision N(degree)2 dated August 20, 2003,

-     the notification of rent increase dated November 10, 2003.

NEW ELEMENT TO ADD ON TO THE LEASE AGREEMENT

SURFACE :  the rented surface is now 553m2

RENT : the rent, VAT and charges (central heating, hot water) exclusive, is as of the application date of this revision, CHF 78'876.--/year, CHF 19'719.--/quarter, CHF 6'573.--/month.

The remaining clauses of the Lease Agreement remain unchanged.

The present revision is applicable as of August 1, 2004.

Made in Crissier on July 19, 2004 in two specimens.